Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Elutia Inc. of our report dated March 23, 2023, except for the effects of discontinued operations discussed in Note 4 to the consolidated financial statements, as to which the date is November 20, 2023 relating to the financial statements, which appears in Elutia Inc.’s Current Report on Form 8-K dated November 20, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

November 20, 2023